Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013, with respect to the consolidated financial statements as of December 31, 2012 and the year then ended included in the Annual Report of Sequential Brands Group, Inc. (formerly People’s Liberation, Inc.) on Form 10-K for the year ended December 31, 2014.  We consent to the incorporation by reference of said report in the Registration Statements of Sequential Brands Group, Inc. (formerly People’s Liberation, Inc.) on Forms S-3 (File No. 333-208120, effective December 4, 2015 and File No. 333-198605, effective September 16, 2014) and Forms S-8 (File No. 333-208343, effective December 4, 2015, File No. 333-190352, effective August 2, 2013, File No. 333-152961, effective August 12, 2008 and File No. 333-134672, effective June 2, 2006).

/s/ Grant Thornton LLP

New York, New York

February 11, 2016